Exhibit 99.1

Applied Industrial Technologies Reports Record Results

For Fiscal 2012 First Quarter

27% Increase in Net Income

10% Increase in Sales

CLEVELAND, Ohio, October 25, 2011 – Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2012 sales and earnings for the three months ended September 30, 2011.

Net sales for the first quarter increased 9.9% to a record $579,574,000 from $527,501,000 in the comparable period a year ago. Net income for the quarter increased 27.1% to $26,382,000 or $0.61 per share compared to $20,755,000 or $0.48 per share last year.

Commenting on the Company’s performance, Applied’s Chairman & Chief Executive Officer David L. Pugh said, “We are pleased to report a solid start to the fiscal year with continued growth and profitability for the quarter. Our sales growth combined with a continuing emphasis on managing the operating fundamentals allowed us to post strong earnings.

“Of notable significance, we generated a first quarter operating margin of 7.5%, up from 6.6% a year ago. Our strong performance is a result of numerous ongoing strategic initiatives, including a continuing focus on cost control and asset management, that serve to increase our efficiency and productivity.

“As we look ahead, we see an industrial market that is experiencing real growth and offers continued opportunities for expansion,” stated Benjamin J. Mondics, President and Chief Operating Officer for Applied. “Based on the current state of the industrial economy, we are maintaining our full fiscal 2012 guidance for earnings per share between $2.40 and $2.55, on expected sales of $2.35 billion to $2.45 billion.”

During the first quarter of fiscal 2012, the company purchased 640,000 shares of its common stock in open market transactions for $18.2 million.

On October 17, 2011, Applied announced that Neil A. Schrimsher, age 47, would succeed David L. Pugh as the Company’s CEO. Mr. Pugh is retiring effective today after nearly 13 years of service to Applied. Mr. Schrimsher, formerly Executive Vice President of Cooper Industries, will assume those duties following today’s annual shareholder meeting.

The Company will host its quarterly conference call for investors and analysts at 4 p.m. ET on October 25, 2011. To join the call, dial 1-800-774-6070 or 1-630-691-2753 (for International callers) using passcode 6908413. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 6908413.

With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2011, Applied posted sales of $2.2 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “see,” “expect,” “will,” “guidance,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For investor relations information, contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(In thousands, except per share data)

	Three Months Ended September 30,
	2011	2010
Net Sales	$579,574	$527,501
Cost of sales	420,870	384,381

Gross Profit	158,704	143,120
Selling, distribution and administrative, including depreciation	115,437	108,229

Operating Income	43,267	34,891
Interest expense, net	47	1,124
Other expense (income), net	1,932	(343)

Income Before Income Taxes	41,288	34,110
Income Tax Expense	14,906	13,355

Net Income	$26,382	$20,755

Net Income Per Share—Basic	$0.62	$0.49

Net Income Per Share—Diluted	$0.61	$0.48

Average Shares Outstanding—Basic	42,397	42,370

Average Shares Outstanding—Diluted	42,961	43,086

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the quarter ended September 30, 2011, nor are any expected to be realized for the year ending June 30, 2012. We recorded $301 of LIFO layer liquidation benefits in the quarter ended September 30, 2010.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2011	June 30, 2011

Assets
Cash and cash equivalents	$73,218	$91,092
Accounts receivable, net of allowances of $7,428 and $7,016	289,450	290,751
Inventories	215,013	204,066
Other current assets	27,532	33,005

Total current assets	605,213	618,914
Property, net	73,079	69,014
Intangibles, net	86,661	89,551
Goodwill	76,783	76,981
Other assets	58,491	60,471

Total Assets	$900,227	$914,931

Liabilities
Accounts payable	$109,928	$108,509
Other accrued liabilities	97,025	106,179

Total current liabilities	206,953	214,688
Other liabilities	60,460	66,680

Total Liabilities	267,413	281,368

Shareholders' Equity	632,814	633,563

Total Liabilities and Shareholders' Equity	$900,227	$914,931

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(In thousands)

	Three Months Ended September 30,
	2011	2010

Cash Flows from Operating Activities
Net income	$26,382	$20,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property	2,818	2,713
Amortization of intangibles	2,809	2,787
Amortization of stock options and appreciation rights	633	1,259
Gain on sale of property	(386)	(10)
Other share-based compensation expense	1,260	996
Changes in assets and liabilities, net of acquisitions	(17,371)	(24,301)
Other, net	256	317

Net Cash provided by Operating Activities	16,401	4,516

Cash Flows from Investing Activities
Property purchases	(7,142)	(873)
Proceeds from property sales	637	41
Net cash paid for acquisition of businesses, net of cash acquired	(1,241)	(27,697)

Net Cash used in Investing Activities	(7,746)	(28,529)

Cash Flows from Financing Activities
Repayments under revolving credit facility		(50,000)
Purchases of treasury shares	(18,178)
Dividends paid	(8,099)	(7,206)
Excess tax benefits from share-based compensation	149	392
Exercise of stock options and appreciation rights	84	143

Net Cash used in Financing Activities	(26,044)	(56,671)

Effect of Exchange Rate Changes on Cash	(485)	(500)

Decrease in cash and cash equivalents	(17,874)	(81,184)
Cash and cash equivalents at beginning of period	91,092	175,777

Cash and Cash Equivalents at End of Period	$73,218	$94,593

Non-cash Investing Activities:
Property purchases, unpaid at September 30		$10,000